                                                                Exhibit 99.1






FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903



TRANS-LUX REPORTS PLANNED SALE OF ENTERTAINMENT DIVISION


NORWALK, CT, July 11, 2008 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, announced today that the company has reached an agreement to sell its Entertainment division to private equity firm Marwit Capital of Newport Beach, CA. Jesup & Lamont Securities Corporation has acted as exclusive financial advisor for the Company in connection with this transaction. The Entertainment division operates 10 theatres and 69 screens in New Mexico, Colorado, Arizona and Wyoming.

Trans-Lux is a full service, worldwide leader in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. For more information, please visit our web site at www.trans-lux.com.

"To continue to grow both our Display and Entertainment divisions from an investment stand point is a challenge. This sale will allow us to further reduce long-term debt and focus our efforts on our core display business, where we believe we can present a clear investment case and get better results for our shareholders," said Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy. It is anticipated that Stephen J. DeGroat, former
Chairman and CEO of Jesup & Lamont will continue advising on a non-exclusive basis on certain financial matters to assist in the Company's future growth plan for the Display Division.

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Trans-Lux / 2


The purchase price of $24.5 million includes the assumption of approximately $16.0 million in debt, and with potential additional purchase price of up to $2.3 million based on the performance of increased theater operations at the DreamCatcher Cinema, which just expanded from a six-plex to a 10-plex. Marwit Capital also has an option to purchase raw land from the Company in Silver City, New Mexico. The transaction is expected to close in July, subject to the purchaser obtaining certain bank and landlord consents, bank financing, release of the Trans-Lux entities from mortgages being assumed and completion of other customary conditions. If the transaction is not closed by August 31, 2008, the agreement may be canceled by either party.


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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.